                                    Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of MedAvail Holdings, Inc. of our report dated March 29, 2022 (except for the effects of presenting the Retail Pharmacy Services business as discontinued operations as discussed in Notes 1, 19 and 20, to which the date is June 29, 2023), relating to the consolidated financial statements, which appears in MedAvail Holdings, Inc.’s Current Report on Form 8-K dated June 29, 2023.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Oakville, Canada
June 29, 2023

PricewaterhouseCoopers LLP
PwC Centre, 354 Davis Road, Suite 600, Oakville, Ontario, Canada L6J 0C5
T: +1 905 815 6300, F: +1 905 815 6499, ca_oakville_main_fax@pwc.com, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.